Exhibit 10.1

Second ExtEnsion to purchase and sale agreement

THIS SECOND EXTENSION AGREEMENT (the “Agreement”) made as of February 14, 2025 (the “Effective Date”).

BETWEEN:

ERIKSON NATIONAL ENERGY INC. (the “Vendor”)

- and -

GRYPHON DIGITAL MINING, INC. (the “Purchaser”)

RECITALS:

A.	the Vendor and the Purchaser are party to a purchase and sale agreement dated December 9, 2024, pursuant to which the Vendor agreed to purchase and acquire all of the Vendor’s Interest in and to the Assets (the “Original Purchase Agreement”);

B.	the Original Purchase Agreement was amended pursuant to the Extension to Purchase and Sale Agreement, dated February 3, 2025 (the Original Purchase Agreement, as amended, being the “Purchase Agreement”);

C.	the Vendor and the Purchaser desire to further amend the Purchase Agreement, and enter into further agreements in respect of the Transaction, all as provided for in this Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties have agreed as follows:

1.	Definitions. Capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the Purchase Agreement.

2.	Amendments to the Purchase Agreement. As of the Effective Date, the Purchase Agreement is hereby amended or modified as follows:

(a)	Section 1.1(yy) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(yy)	“Outside Date” means, subject to Section 2.8, March 12, 2025, or such other date as the Parties may agree;”

(b)	Section 11.2(d)(iv) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(iv)	completion by the Purchaser of all due diligence as determined necessary by the Purchaser.”

(c)	Section 13.1(c)(B) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(B)	any time before, on, or after the Outside Date, if the Closing has not occurred by the date of termination if it is not satisfied with its due diligence in its sole and absolute discretion;”

3.	Further Agreements in Respect of the Transaction. The Purchaser has advised that as a result of its ongoing due diligence investigations it no longer wishes to proceed with: (a) the entire Asset listing which is included in Schedule A of the Purchase Agreement; and (b) the Whitemap Area which is included in Schedule B of the Purchase Agreement. The Purchaser has determined that it only desires to complete a transaction in respect of a subset of the Wells and related Tangibles and Miscellaneous Interests in the Wildboy Area, which shall be determined upon completion of the Purchaser’s due diligence. While the Vendor considers this proposed amendment, the Purchaser hereby agrees that the Vendor shall be permitted to, and shall be in no way restricted from, marketing (whether formally or informally) any of the Corporation’s assets, and entering into one or more agreements with Third Parties, to sell and transfer any of the Corporation’s assets (and associated liabilities) until such time as the Outside Date passes or the Purchase Agreement is terminated. The Vendor agrees to immediately notify the Purchaser if it receives any written requests for information or written offers in respect of any of the Assets in the Wildboy Area, will communicate to the Purchaser in reasonable detail the terms of any such indication, request or offer and will keep the Purchaser apprised as to the status of any such agreement or transaction.

4.	Limited Effect. Except as expressly provided in this Agreement, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Purchase Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Purchase Agreement, will mean and be a reference to the Purchase Agreement as amended by this Amendment.

5.	Governing Law.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). The Parties consent to the jurisdiction and venue of the courts of Alberta for the resolution of any such dispute arising under this Agreement.

(b)	Notwithstanding Section 5(a), any and all documents or orders that may be filed, made or entered in the NOI Proceedings, and the rights and obligations of the Parties thereunder, including all matters of construction, validity and performance thereunder, shall in all respects be governed by, and interpreted, construed and determined in accordance with the laws of the Province of Alberta. The Parties consent to the jurisdiction and venue of the Court, as applicable, for the resolution of any such disputes, regardless of whether such disputes arose under this Agreement. Each Party agrees that service of process on such Party as provided in Section 14.15 of the Purchase Agreement shall be deemed effective service of process on such Party.

6.	Assignment. The Purchaser shall not, without the Vendor’s prior written consent, assign any right or interest in this Agreement, which consent may be withheld in the Vendor’s sole and absolute discretion, except that the Purchaser shall have the right to assign any or all of its rights, interests or obligations hereunder to one or more Affiliates of the Purchaser, provided that: (a) such Affiliate agrees to be bound by the terms of this Agreement; (b) the Purchaser shall remain liable hereunder for any breach of the terms of this Agreement by such Affiliate; (c) such assignment shall not release the Purchaser from any obligation or liability hereunder in favour of the Vendor; and (d) the Purchaser shall acknowledge and confirm its continuing obligations in favour of the Vendor in an assignment and assumption agreement in form and substance satisfactory to the Vendor. The Vendor shall not, without the Purchaser’s prior written consent, assign any right or interest in the Purchase Agreement or this Agreement, which consent may be withheld in the Purchaser’s sole and absolute discretion.

7.	Successors and Assigns. This Agreement shall be binding upon, and enure to the benefit of, the Parties and their respective successors and permitted assigns.

8.	Amendment. This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

9.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, whether oral or written, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof other than those contained in this Agreement or in the Purchase Agreement.

10.	Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Transmission by electronic means of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

ERIKSON NATIONAL ENERGY INC.

Per:	/s/ Peter Neelands
	Name:	Peter Neelands
	Title:	Director

GRYPHON DIGITAL MINING, INC.

Per:	/s/ Steve Gutterman
	Name:	Steve Gutterman
	Title:	Chief Executive Officer

[Signature Page to Extension Agreement – Purchase and Sale Agreement]